Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos 333-111748 and 333-204671) of ATRM Holdings, Inc. of our report dated April 30, 2019 relating to the consolidated financial statements that appear in this Annual Report on Form 10-K as of and for the years ended December 31, 2017 and 2016.

Boulay PLLP
Minneapolis, Minnesota
April 30, 2019